Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JBG SMITH PROPERTIES

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.01 per share	Other	7,500,000	(2)	$15.005 (3)	$112,537,500	0.00014760	$16,610.54
Total Offering Amounts						$112,537,500		$16,610.54
Total Fee Offsets					—			—
Net Fee Due								$16,610.54

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities of the Registrant that become issuable under the JBG SMITH Properties 2017 Omnibus Share Plan (as amended as of April 25, 2024) (the “Plan”) in connection with share splits, share dividends, recapitalizations, or similar transactions.

(2)

The Plan authorizes the issuance of up to 25,830,200 common shares of beneficial interest, par value $0.01 per share (“Common Shares”) (including the 7,500,000 shares of Common Shares registered hereby).

(3)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Shares as reported on the New York Stock Exchange on April 25, 2024.